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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

      Ramius Capital Group, LLC
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

      666 Third Avenue
--------------------------------------------------------------------------------
                                    (Street)

--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
      New York,                    New York                10017
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

          01/24/2003
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

          Frank's Nursery & Crafts Inc. (FNCN)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                 19,749                      I (1)                 (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                              1,764,841                      I (2)                 (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                440,672                      I (3)                 (3)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

No Derivative Securities
 Owned
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) These securities are owned directly by SPhinX Distressed (RCG Carpathia), Segregated Portfolio. The other Reporting Persons may be deemed to indirectly own these securities as members of a Section 13(d) group.
(2) These securities are owned directly by RCG Carpathia Master Fund, Ltd. The other Reporting Persons may be deemed to indirectly own these securities as members of a Section 13(d) group.
(3) These securities are owned directly by Ramius Securities, L.L.C. The other Reporting Persons may be deemed to indirectly own these securities as members of a Section 13(d) group.

                                    RAMIUS CAPITAL GROUP, LLC
                                    By: C4S & Co., L.L.C., as Managing Member
                                    By: Morgan B. Stark, as Managing Member


      /s/ Morgan B. Stark                                   January 27, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             Joint Filer Information

NAME: RCG Carpathia Master Fund, Ltd.
----

ADDRESS:  666 Third Avenue
-------   New York, New York 10017

DESIGNATED FILER: Ramius Capital Group, LLC
----------------

ISSUER: Frank's Nursery & Crafts Inc.
------

DATE OF EVENT REQUIRING STATEMENT: January 24, 2003
---------------------------------

SIGNATURE:  RCG CARPATHIA MASTER FUND, LTD.
---------

               By:  Ramius Capital Group, LLC,
                    its Investment Manager

               By: /s/ Morgan B. Stark
                   ----------------------------
                   Name:  Morgan B. Stark
                   Title:  Managing Member

                             Joint Filer Information

NAME: Ramius Securities, L.L.C.
----

ADDRESS:  666 Third Avenue
-------   New York, New York 10017

DESIGNATED FILER: Ramius Capital Group, LLC
----------------

ISSUER: Frank's Nursery & Crafts Inc.
------

DATE OF EVENT REQUIRING STATEMENT: January 24, 2002
---------------------------------

SIGNATURE:  RAMIUS SECURITIES, L.L.C.
---------
               By:  Morgan B. Stark,
                    as Authorized Person

                    /s/ Morgan B. Stark
                    ------------------------

                             Joint Filer Information

NAME: SphinX Distressed (RCG Carpathia), Segregated Portfolio
----

ADDRESS:  666 Third Avenue
-------   New York, New York 10017

DESIGNATED FILER: Ramius Capital Group, LLC
----------------

ISSUER: Frank's Nursery & Crafts Inc.
------

DATE OF EVENT REQUIRING STATEMENT: January 24, 2003
---------------------------------

SIGNATURE:  SPHINX DISTRESSED (RCG CARPATHIA), SEGREGATED PORTFOLIO
---------

               By:  Ramius Capital Group, LLC,
                    its portfolio manager

               By: /s/ Morgan B. Stark
                   ----------------------------
                   Name:  Morgan B. Stark
                   Title:  Managing Member

                             Joint Filer Information

NAME: C4S & Co., L.L.C.
----

ADDRESS:  666 Third Avenue
-------   New York, New York 10017

DESIGNATED FILER: Ramius Capital Group, LLC
----------------

ISSUER: Frank's Nursery & Crafts Inc.
------

DATE OF EVENT REQUIRING STATEMENT: January 24, 2003
---------------------------------

SIGNATURE:  C4S & CO., L.L.C.
---------

               By:  Morgan B. Stark,
                    as Managing Member

                    /s/ Morgan B. Stark
                    ---------------------------

                             Joint Filer Information

NAME: Morgan B. Stark
----

ADDRESS:  666 Third Avenue
-------   New York, New York 10017

DESIGNATED FILER: Ramius Capital Group, LLC
----------------

ISSUER: Frank's Nursery & Crafts Inc.
------

DATE OF EVENT REQUIRING STATEMENT: January 24, 2003
---------------------------------

SIGNATURE:  MORGAN B. STARK
---------

              /s/ Morgan B. Stark
              -------------------------

                             Joint Filer Information

NAME: Thomas W. Strauss
----

ADDRESS:  666 Third Avenue
-------   New York, New York 10017

DESIGNATED FILER: Ramius Capital Group, LLC
----------------

ISSUER: Frank's Nursery & Crafts Inc.
------

DATE OF EVENT REQUIRING STATEMENT: January 24, 2003
---------------------------------

SIGNATURE:  THOMAS W. STRAUSS
---------

              /s/ Thomas W. Strauss
              --------------------------

                             Joint Filer Information

NAME: Peter A. Cohen
----

ADDRESS:  666 Third Avenue
-------   New York, New York 10017

DESIGNATED FILER: Ramius Capital Group, LLC
----------------

ISSUER: Frank's Nursery & Crafts Inc.
------

DATE OF EVENT REQUIRING STATEMENT: January 24, 2003
---------------------------------

SIGNATURE:  PETER A. COHEN
---------

               /s/ Peter A. Cohen
               ----------------------